Exhibit n.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 9, 2017, with respect to the combined financial statements of Asset Manager Affiliates included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-218596) and related Prospectus of KCAP Financial, Inc. dated July 20, 2017.

/s/ Ernst & Young LLP

New York, New York

July 20, 2017